Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-112850 on Form S-8 of our report dated March 10, 2006, relating to the financial statements and financial statement schedules of Bristol West Holdings, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bristol West Holdings, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 10, 2006